Exhibit 99.1

Press Release

BayCom Corp Reports 2020 Second Quarter Earnings of $3.1 Million

WALNUT CREEK, CA, July 22, 2020--(Business Wire) BayCom Corp (“BayCom” or the “Company”) (NASDAQ: BCML), the holding company for United Business Bank (the “Bank”), announced earnings of $3.1 million, or $0.26 per diluted share, for the second quarter of 2020 compared to earnings of $2.8 million, or $0.23 per diluted share, for the first quarter of 2020 and $2.2 million, or $0.20 per diluted share, for the second quarter of 2019. BayCom’s second quarter earnings reflect the impact of the COVID-19 pandemic resulting in a substantial reduction in business activity in the states BayCom operates. Net income for the second quarter of 2020 compared to the prior quarter increased $301,000, or 10.7%, as a result of a $913,000 increase in net interest income and a $3.4 million decrease in noninterest expense, partially offset by a $2.7 million increase in provision for loan losses primarily related to the migration of acquired loans out of the discounted acquired loan portfolio and consideration of probable loan losses as a result of the COVID-19 pandemic and a $1.3 million decrease in noninterest income. The Company acquired Grand Mountain Bancshares (“GMB”) and its wholly owned subsidiary Grand Mountain Bank in the first quarter 2020, TIG Bancorp (“TIG”) and its wholly owned subsidiary First State Bank of Colorado during the fourth quarter of 2019 and Uniti Financial Corporation (“UFC”) and its wholly owned subsidiary Uniti Bank in the second quarter of 2019.  There were no acquisition-related expenses in the second quarter of 2020. The impact of acquisition-related expenses was $0.18 per diluted share for the prior quarter and $0.27 per diluted share for the same quarter in 2019.

The Company had net income of $5.9 million, or $0.49 per diluted common share, for the six months ended June 30, 2020, compared to $7.2 million, or $0.64 per diluted common share, for the six months ended June 30, 2019. Net income for the six months ended June 30, 2020 compared to the same period in 2019 decreased $1.2 million as a result of a $5.9 million increase in noninterest expenses, a $5.4 million increase in loan loss provision, and a $780,000 decrease in noninterest income partially offset by an $11.0 million increase in net interest income. The changes in the provision for loan losses and noninterest income were primarily related to the COVID-19 pandemic.  The increase in net interest income and noninterest expenses were primarily related to acquisition activities in 2019 and the first quarter of 2020.

George Guarini, President and Chief Executive Officer, commented, “During the second quarter of 2020 we have been very active in supporting our clients and others in our community by providing access to the Paycheck Protection Program as well as working with our clients on COVID-19 related loan modifications.  We continue to monitor and assist our clients to provide appropriate payment relief during these difficult times.”

Guarini continued, “Our capital and liquidity positions remain strong.  As always, we will continue to be a reliable partner to our clients in helping them achieve their financial goals. I would also like to thank our employees who have demonstrated their commitment to our communities by continuing to provide vital banking services and assistance to our western regional client base from our office locations and via remote means.”

Guarini concluded, “Our year to date results were impacted by the COVID-19 pandemic and we anticipate our future results will be further impacted in a number of areas.  Although our asset quality metrics improved this quarter, we increased our allowance for loan losses for probable COVID-19 pandemic related credit weakness as we expect added pressures on asset quality in future quarters which may require additional provisions.”

BayCom’s Response to COVID-19

Loan Programs. During the second quarter of 2020, we continued our participation in the U.S. Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”). As of June 30, 2020, we have funded 1,150 PPP loans totaling $129.9 million. We are continuing to accept applications under this program. As of July 21, 2020, additional PPP loans funded were $3.6 million.

A majority of the PPP applications have been for our existing clients but we are also serving those in our community who have not had a banking relationship with us in the past. We are also working with our clients to assist them with accessing other borrowing options, including SBA and other government sponsored lending programs, as appropriate.

Loan Modifications and the Allowance for loan losses. We have received numerous requests from borrowers for some type of payment relief. As of June 30, 2020, we had modified 462 loans totaling $411.9 million and had pending requests for payment relief for an additional 21 loans totaling $24.1 million. The primary method of relief is to allow the borrower up to 180-day loan payment deferments, although we have also allowed borrowers to make interest only payments, waived loan late fees and suspended foreclosure proceedings. The Company recorded a provision of $4.4 million for the second quarter of 2020, compared to $1.7 million provision in the preceding quarter and $445,000 in the second quarter a year ago. The provision for the current quarter not only reflects expected loan losses based upon conditions that existed as of June 30, 2020, but also gives consideration to the probable effects of future economic impacts of the COVID -19 pandemic. We believe the steps we are taking are necessary to effectively manage our portfolio and assist our clients through the ongoing uncertainty surrounding the duration, impact and government response to the COVID-19 pandemic.

Branch Operations and Support Personnel. We are taking steps to resume more normal branch activities with specific guidelines in place to ensure the safety of our clients and our personnel.  This includes the installation of counter shields and hand sanitizing stations, limiting the number of clients in a branch at any one time, requiring social distancing and the wearing of masks within the branch, diligent disinfecting of common area high touchpoints, such as tables, doorknobs, light switches, countertops, and the like, and encouraging the use of our digital and electronic banking channels.  We continuously monitor and conform our practices based on updates from the Center for Disease Control, World Health Organization, Financial Regulatory Agencies, and local and state health departments.

Second Quarter Performance Highlights:

●	Assets totaled $2.2 billion at both June 30, 2020, and March 31, 2020, and totaled $1.8 billion at June 30, 2019. The increase in assets over the last year was primarily due to the acquisitions of TIG and GMB.
●	Loans, net of deferred fees, totaled $1.7 billion at June 30, 2020, compared to $1.6 billion at March 31, 2020 and $1.2 billion at June 30, 2019
●	PPP loans totaled $129.9 million at June 30, 2020, compared to none at March 31, 2020 and June 30, 2019.
●	Loans modified at June 30, 2020, primarily payment deferrals, related to COVID-19 totaled $411.9 million compared to $5.1 million at March 31, 2020 and none at June 30, 2019.
●	Nonaccrual loans totaled $8.2 million or 0.47% of total loans at June 30, 2020, compared to $8.3 million or 0.51% of total loans at March 31, 2020, and $3.8 million or 0.31% of total loans at June 30, 2019.
●	The allowance for loan losses totaled $13.5 million, or 0.78% of total loans outstanding, at June 30, 2020, compared to $9.1 million, or 0.56% of total loans outstanding, at March 31, 2020, and $5.9 million, or 0.48% of loans outstanding, at June 30, 2019. The provision for losses totaled $4.4 million for the current quarter compared to $1.7 million in the preceding quarter, and $445,000 in the same quarter a year ago.
●	Deposits totaled $1.9 billion at June 30, 2020, compared to $1.8 billion at March 31, 2020 and $1.5 billion at June 30, 2019. At June 30, 2020, noninterest bearing deposits totaled $703.4 million or 37.3% of total deposits, compared to $602.8 million or 33.9% of total deposits at March 31, 2020 and $538.5 million or 35.8% at June 30, 2019.
●	Repurchased 451,978 shares of common stock at an average cost of $12.09 per share, under the Company’s stock repurchase programs, compared to 228,525 shares repurchased at $20.11 per share during the first quarter of 2020, and none during the same period in 2019.
●	The Bank remains a “well-capitalized” institution for regulatory capital purposes at June 30, 2020.
●	Annualized net interest margin was 4.15% for the current quarter, compared to 4.22% in the preceding quarter and 4.29% in the second quarter a year ago.

Earnings

Net interest income increased $913,000, or 4.6%, to $21.0 million for the second quarter of 2020 from $20.0 million in the preceding quarter and increased $4.9 million, or 30.8%, from $16.0 million in the same quarter a year ago primarily due to an increase in average interest earning assets, principally loans. Average interest earning assets increased $118.4 million, or 6.2%, for the three months ended June 30, 2020 compared to the prior quarter due primarily to PPP lending and $526.9 million, or 35.2%, compared to the same period in 2019, largely due to our acquisitions of TIG and GMB. Interest income on loans, including fees, increased $1.1 million, or 5.5%, during the three months ended June 30, 2020, compared to the prior quarter primarily as a result of a $152.0 million increase in the average loan balance, partially offset by a 21 basis point decrease in the average loan yield. Interest income on loans, including fees, increased $6.6 million, or 43.9%, during the three months ended June 30, 2020, compared to the same period in 2019 primarily as a result of a $633.1 million increase in average balance of loans outstanding, partially offset by a 46 basis point decline in the average loan yield. Interest income on loans included $2.0 million, $1.6 million and $881,000 in accretion of the net discount on acquired loans and revenue from purchase credit impaired loans in excess of discounts for the quarters ended June 30, 2020, March 31, 2020, and June 30, 2019, respectively.  The net discount on these acquired loans totaled $4.9 million, $7.1 million, and $9.3 million at June 30, 2020, March 31, 2020, and June 30, 2019, respectively. Interest income also included $488,000 in fees earned related to PPP loans in the quarter ended June 30, 2020 compared to none in previous periods.

Annualized net interest margin was 4.15% for the second quarter of 2020, compared to 4.22% for the preceding quarter and 4.29% for second quarter of 2019. The decrease in net interest margin during the second quarter of 2020 compared to the first quarter of 2020 is the result of a lower yield on earning assets, primarily loans, partially offset by increases in average earning assets, accretion on acquired loans and fees earned on PPP loans. The average yield on loans including the accretion of the net discount for the second quarter of 2020 and PPP fees was 5.13%, compared to 5.34% for the first quarter of 2020 and 5.59% for the same quarter last year. The accretion of the net discount on acquired loans increased the average yield on loans by 47 basis points, 41 basis points and 33 basis points during the second quarter of 2020, the first quarter of 2020 and second quarter of 2019, respectively. The incremental accretion and the impact on loan yield will change during any period based on the volume of prepayments, but it is expected to decrease over time as the balance of the net discount declines. The average yield on interest earning assets for the three months ended June 30, 2020 was 4.52%, compared to 4.74% for the first quarter of 2020 and 4.81% for the second quarter of 2019. The average cost of funds for the second quarter of 2020 declined to 0.60%, compared to 0.84% for the first quarter of 2020 and 0.82% for the second quarter of 2019. The decrease in our cost of funds during the first six months of 2020 was due to the declining interest rates following the emergency cuts in the targeted Fed Funds Rate totaling 150 basis points during the first quarter of 2020 in response to the COVID-19 pandemic, as well as a higher percentage of noninterest bearing deposits to total deposits. The average balance of noninterest bearing deposits increased $72.2 million, or 12.0% to $671.4 million for the three months ended June 30, 2020 compared to $599.2 million for the previous quarter and increased $201.6 million, or 42.9% from $469.8 million for the same period in 2019.

Noninterest income for the second quarter of 2020 decreased $1.3 million, or 49.5%, to $1.3 million compared to $2.6 million in the previous quarter and decreased $1.2 million, or 48.7%, compared to $2.5 million for the same quarter in 2019. The decrease in noninterest income for the current quarter compared to the previous quarter was primarily due to a $430,000 decrease in gain on sale of loans and a decrease of $653,000 in income from an investment in a Small Business Investment Company (“SBIC”) fund. During the quarter ended June 30, 2020, we recorded a $309,000 loss on our investment in the SBIC fund compared to $344,000 of income in the prior quarter. The decrease in noninterest income for the current quarter compared to the same period in 2019 was primarily due to a $691,000 decrease in gain on sale of loans, a decrease of $319,000 in income on our investment in the SBIC fund during the current quarter and a decrease of $256,000 in other income and fees primarily due to reduced overdraft or interchange fees attributed to reduced withdrawals from deposit accounts and a decrease in transactions due to a change in customer spending habits during the COVID-19 pandemic, partially offset by an increase of $81,000 in loan servicing fees and other fees.

Noninterest expense for the second quarter of 2020 decreased $3.4 million, or 20.0%, to $13.5 million compared to $16.9 million for the previous quarter and decreased $1.3 million, or 8.5%, compared to $14.8 million for the same quarter in 2019. Noninterest expense for the second quarter of 2020 does not include any acquisition-related expense compared to the first quarter of 2020 which included $3.0 million of nonrecurring acquisition-related expenses related to our GMB acquisition, which was comprised of $266,000 in salaries and employee benefits, $2.0 million in data processing expenses, $369,000 in professional fees and $383,000 in other expenses. Noninterest expense for the second quarter of 2019 included $4.1 million of nonrecurring acquisition-related expenses related to our UFC acquisition, which was comprised of $578,000 in salaries and benefits, $2.7 million in data processing expenses, $535,000 in professional fees and $365,000 in all other expenses. Excluding acquisition-related expenses, noninterest expense for the second quarter of 2020 decreased $382,000, or 2.7%, compared to the previous quarter due primarily to decreases of $191,000 in data processing expenses, $190,000 in salary and employee benefits, $37,000 in occupancy costs and $68,000 in other noninterest expenses, partially offset by an increase of $104,000 in professional fees. Excluding acquisition-related expenses, noninterest expense for the second quarter of 2020 increased $2.9 million, or 27.0%, compared to the second quarter of 2019 reflecting increased costs due to the growth in our operations.

The provision for income taxes increased $33,000 to $1.2 million for the second quarter of 2020, compared to the first quarter of 2020, and increased $108,000 compared to $1.1 million for the second quarter of 2019. The increase in income tax provision in the second quarter of 2020 compared to the prior quarter and the same quarter last year was primarily due to an increase in taxable income between the periods, partially offset by a reduction in our proportional state tax rate and a lower effective federal tax rate compared to the previous quarters. The effective tax rate for the second quarter of 2020 was 27.8% compared to 29.3% for the first quarter of 2020 and 32.9% for the same quarter a year ago. The effective tax rate was lower in the second quarter of 2020 compared to the prior quarter and same quarter a year ago primarily due to higher non-deductible acquisition-related expenses in the prior quarters, partially offset by a reduction in our state proportional tax rate.

Loans and Credit Quality

Loans, net of deferred fees, totaled $1.7 billion at June 30, 2020, compared to $1.6 billion at March 31, 2020 and increased from $1.2 billion at June 30, 2019 primarily due to our GMB and TIG acquisitions. New loan originations for the quarter ended June 30, 2020 totaled $161.3 million, including $129.9 million in PPP loans, compared to $110.9 million during the first quarter of 2020 and $54.6 million during the second quarter of 2019. New loan originations in the second quarter of 2020, mostly PPP loans, were concentrated in California with the majority focused in the Los Angeles, Sacramento, and San Francisco Bay Area.

Nonaccrual loans totaled $8.2 million or 0.47% of total loans at June 30, 2020, compared to 8.3 million or 0.51% of total loans at March 31, 2020, and $3.8 million or 0.31% of total loans at June 30, 2019. At both June 30, 2020 and March 31, 2020, $1.2 million of our nonaccrual loans were guaranteed by government agencies, compared to $3.0 million at June 30, 2019. Accruing loans past due more than 90 days at June 30, 2020, were none as compared to $347,000 at March 31, 2020, and $597,000 at June 30, 2019. Accruing loans past due between 30 and 89 days at June 30, 2020, were $1.0 million as compared to $10.8 million at March 31, 2020, and $5.3 million at June 30, 2019. The decrease in accruing loans past due between 30 and 89 days at June 30, 2020 compared to the prior periods reflects our efforts to process loan extensions, loan renewals and collect past due payments. Loan extensions related to the COVID-19 pandemic accounted for $1.4 million of the decrease from March 31, 2020 to June 30, 2020.

At June 30, 2020, the Company’s allowance for loan losses was $13.5 million, or 0.78% of total loans, compared to $9.1 million, or 0.56% of total loans, at March 31, 2020, and $5.9 million, or 0.48% of loans outstanding, at June 30, 2019. In accordance with acquisition accounting, loans acquired from acquisitions were recorded at their estimated fair value, which resulted in a net discount to the loans contractual amounts. Credit discounts are included in the determination of fair value and as a result, no allowance for loan losses is recorded for acquired loans at the acquisition date. However, the allowance for loan loss includes an estimate for credit deterioration of acquired loans that occurs after the date of acquisition, which is included in the loan loss provision in the period that the deterioration occurred. Although the discount recorded on the acquired loans is not reflected in the allowance for loan losses, or related allowance coverage ratios, we believe it should be considered when comparing the current ratios to similar ratios in periods prior to the recent acquisitions. As of June 30, 2020, acquired loans, net of their discounts, totaled $355.1 million and the remaining net discount on these acquired loans was $4.9 million, compared to $630.9 million of acquired loans and $7.1 million of net discounts at March 31, 2020, and $636.6 million of acquired loans and $9.3 million of net discounts at June 30, 2019. The provision for loan losses recorded in the second quarter of 2020 totaled $4.4 million compared to the prior quarter provision of $1.7 million and $445,000 for the same quarter last year. The increase in the provision for loan losses was primarily a result of the migration of acquired loans out of the discounted acquired loan portfolio and in consideration of probable credit losses due to the deteriorating economic conditions driven by the impact of COVID-19 on the U.S. and global economies. Net recoveries for the second quarter of 2020 totaled $1,000 compared to net charge-offs of $13,000 in the previous quarter and net recoveries of $30,000 during the same quarter in 2019.

Deposits and Borrowings

Deposits totaled $1.9 billion at June 30, 2020 compared to $1.8 billion at March 31, 2020, and $1.5 billion at June 30, 2019. The increase in deposits from the same quarter a year ago was primarily attributable to the deposits acquired in the two acquisitions completed during the fourth quarter of 2019 and the first quarter of 2020, and the disbursement of PPP loan proceeds into new and existing deposit accounts.  Noninterest bearing deposits totaled $703.4 million, or 37.3% of total deposits, at June 30, 2020, compared to $602.8 million, or 33.9% of total deposits, at March 31, 2020, and $538.5 million or 35.8% at June 30, 2019.

At June 30, 2020, March 31, 2020, June 30, 2019, the Company had outstanding junior subordinated debt, net of market-to-market, totaling $8.3 million, $8.3 million and $8.2 million, respectively, related to junior subordinated deferrable interest debentures assumed in connection with our previous acquisitions.

At June 30, 2020 and March 31, 2020, the Company had outstanding borrowings totaling $16.0 million and $100.0 million, respectively.  The Company had no borrowings at June 30, 2019.  The Company repaid $100.0 million in advances from the Federal Home Loan Bank (“FHLB”) of San Francisco during the second quarter of 2020.  On April 30, 2020, the Company secured a short-term borrowing for $6.0 million, which matures on October 30, 2020, to repurchase 451,978 shares of Company common stock.  In May 2020, the Company secured a $10.0 million advance from the FHLB of San Francisco comprised of two $5.0 million tranches, at no cost, maturing on November 9, 2020 and May 7, 2021, respectively.

Shareholders’ Equity

Shareholders’ equity totaled $252.4 million at June 30, 2020, compared to $253.6 million at March 31, 2020, and $234.6 million at June 30, 2019. The decrease in shareholders’ equity at June 30, 2020 compared to March 31, 2020 was primarily due to the repurchase of 451,978 shares of our common stock at a total cost of $5.5 million or $12.09 per share, partially offset by net income of $3.1 million and an increase of $828,000 in the unrealized gains on investments securities, net of tax, during the second quarter of 2020. At June 30, 2020, 90,632 shares remain available for future purchases under the current stock repurchase plan.

About BayCom Corp

The Company, through its wholly owned operating subsidiary, United Business Bank, offers a full-range of loans, including SBA, FSA and USDA guaranteed loans, and deposit products and services to businesses and its affiliates in California, Washington, New Mexico and Colorado. The Bank also offers business escrow services and facilitates tax-free exchanges through its Bankers Exchange Division. The Bank is an Equal Housing Lender and a member of FDIC. The Company is traded on the NASDAQ under the symbol “BCML”. For more information, go to www.unitedbusinessbank.com.

Forward-Looking Statements

This release, as well as other public or shareholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions that are intended to identify "forward-looking statements", within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead are based on current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The novel coronavirus disease, or COVID-19, pandemic is adversely affecting us, our customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions, including further increases in unemployment rates, or turbulence in domestic or global financial markets could adversely affect our revenues and the values of our assets and liabilities, reduce the availability of funding, lead to a tightening of credit, and further increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19, could affect us in substantial and unpredictable ways. Other factors that could cause or contribute to such differences include, but are not limited to: expected revenues, cost savings, synergies and other benefits from our acquisitions of TIG and GMB might not be realized within the expected time frames or at all and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected;  future acquisitions by the Company of other depository institutions or lines of business; legislative and regulatory changes; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; increased competitive pressures; changes in management’s business strategies; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission(“SEC”) that are available on our website at www.unitedbusinessbank.com and on the SEC's website awww.sec.gov.

The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

BAYCOM CORP

STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2020	2020	2019	2020	2019
Interest income
Loans, including fees	$21,756	$20,620	$15,120	$42,375	$28,670
Investment securities and interest bearing deposits in banks	888	1,635	2,674	2,526	5,328
FHLB dividends	54	126	92	179	184
FRB dividends	114	109	62	222	123
Total interest and dividend income	22,812	22,490	17,948	45,302	34,305
Interest expense
Deposits	1,675	2,328	1,783	4,002	3,129
Subordinated debt	100	118	147	219	293
Other borrowings	87	7	—	94	—
Total interest expense	1,862	2,453	1,930	4,315	3,422
Net interest income	20,950	20,037	16,018	40,987	30,883
Provision for loan losses	4,398	1,713	445	6,111	722
Net interest income after provision for loan losses	16,552	18,324	15,573	34,876	30,161
Noninterest income
Gain on sale of loans	212	642	903	854	1,169
Service charges and other fees	610	705	663	1,315	1,396
Loan servicing fees and other fees	595	646	514	1,241	924
(Loss) income on investment in SBIC fund	(309)	344	10	35	468
Other income and fees	194	241	450	435	703
Total noninterest income	1,302	2,578	2,540	3,880	4,660
Noninterest expense
Salaries and employee benefits	8,252	8,708	7,198	16,960	13,161
Occupancy and equipment	1,774	1,811	1,064	3,585	2,174
Data processing	1,450	3,623	3,683	5,074	4,607
Other expense	2,060	2,776	2,850	4,835	4,601
Total noninterest expense	13,536	16,918	14,795	30,454	24,543
Income before provision for income taxes	4,318	3,984	3,318	8,302	10,278
Provision for income taxes	1,199	1,166	1,091	2,365	3,110
Net income	$3,119	$2,818	$2,227	$5,937	$7,168

Net income per common share:
Basic	$0.26	$0.23	$0.20	$0.49	$0.64
Diluted	0.26	0.23	0.20	0.49	0.64

Weighted average shares used to compute net income per common share:
Basic	12,025,098	12,343,565	11,384,287	12,186,254	11,139,287
Diluted	12,025,098	12,343,565	11,384,287	12,186,254	11,139,287

Comprehensive income
Net income	$3,119	$2,818	$2,227	$5,937	$7,168
Other comprehensive income:
Change in net unrealized gain on available-for-sale securities	1,164	1,127	1,112	2,291	1,945
Deferred tax expense	(336)	(317)	(320)	(653)	(556)
Other comprehensive income, net of tax	828	810	792	1,638	1,389
Comprehensive income	$3,947	$3,628	$3,019	$7,575	$8,557

BAYCOM CORP

STATEMENTS OF CONDITION (UNAUDITED)

At June 30, 2020, March 31, 2020, June 30, 2019

(Dollars in thousands)

	June 30,	March 31,	June 30,
	2020	2020	2019
Assets
Cash and due from banks	$203,721	$274,309	$351,594
Investments	151,461	155,377	115,015
Loans held for sale	—	198	1,016
Loans, net of deferred fees	1,724,674	1,626,716	1,219,407
Allowance for loans losses	(13,500)	(9,100)	(5,880)
Premises and equipment, net	14,512	14,779	6,581
Cash surrender value of bank owned life insurance policies, net	20,576	20,406	19,918
Core deposit intangible	9,208	9,661	6,990
Right-of-use assets	13,754	14,531	10,598
Goodwill	38,838	38,838	26,449
Interest receivable and other assets	26,587	23,099	20,039
Total Assets	$2,189,831	$2,168,814	$1,771,727

Liabilities and Shareholders’ Equity
Noninterest bearing deposits	$703,430	$602,750	$538,503
Interest bearing deposits
Transaction accounts and savings	788,815	758,683	532,992
Premium money market	124,684	117,350	100,971
Time deposits	269,990	299,944	332,916
Total deposits	1,886,919	1,778,727	1,505,382
Lease liabilities	14,130	14,892	10,798
Salary continuation plans	3,828	3,738	3,471
Interest payable and other liabilities	8,264	9,634	9,238
Other borrowings	16,000	100,000	—
Junior subordinated deferrable interest debentures, net	8,282	8,262	8,201
Total liabilities	1,937,423	1,915,253	1,537,090

Shareholders’ Equity
Common stock, no par value	174,943	180,043	174,862
Retained earnings	74,576	71,457	58,489
Accumulated other comprehensive income, net of tax	2,889	2,061	1,286
Total shareholders’ equity	252,408	253,561	234,637
Total Liabilities and Shareholders’ Equity	$2,189,831	$2,168,814	$1,771,727

BAYCOM CORP

FINANCIAL HIGHLIGHTS (UNAUDITED)

(Dollars in thousands, except per share data)

	At and for the three months ended			At and for the six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
Selected Financial Ratios and Other Data:	2020	2020	2019	2020	2019
Performance Ratios:
Return on average assets (1)	0.57%	0.55%	0.56%	0.56%	0.93%
Return on average equity (1)	4.89%	4.42%	4.08%	4.65%	6.79%
Yield on earning assets (1)	4.52%	4.74%	4.81%	4.63%	4.78%
Rate paid on average interest bearing liabilities	0.60%	0.84%	0.82%	0.72%	0.79%
Interest rate spread - average during the period	3.92%	3.90%	3.99%	3.91%	4.00%
Net interest margin (1)	4.15%	4.22%	4.29%	4.19%	4.31%
Loan to deposit ratio	91.40%	91.45%	81.04%	91.40%	81.04%
Efficiency ratio (2)	60.83%	74.81%	79.73%	67.88%	69.05%
Recoveries/(charge-offs), net	$2	$(13)	$30	$(11)	$18

Per Share Data:
Shares outstanding at end of period	11,870,164	12,229,848	12,052,266	11,870,164	12,052,266
Average diluted shares outstanding	12,025,098	12,343,565	11,384,287	12,186,254	11,139,287
Diluted earnings per share	$0.26	$0.23	$0.20	$0.49	$0.64
Book value per share	21.26	20.73	19.47	21.26	19.47
Tangible book value per share (3)	17.22	16.77	16.69	17.22	16.69

Asset Quality Data:
Nonperforming assets to total assets (4)	0.39%	0.43%	0.25%
Nonperforming loans to total loans (5)	0.47%	0.51%	0.31%
Allowance for loan losses to nonperforming loans (5)	164.17%	109.09%	157.99%
Allowance for loan losses to total loans	0.78%	0.56%	0.48%
Classified assets (graded substandard and doubtful)	$13,165	$13,707	$7,667
Total accruing loans 30‑89 days past due	1,033	10,802	5,297
Total loans 90 days past due and still accruing	—	347	597
PPP loans to total loans	7.53%	—%	—%
Loans with Covid related payment modifications to total loans	23.88%	0.32%	—%

Capital Ratios:
Tier 1 leverage ratio - Bank	9.92%	10.13%	11.55%
Common equity tier 1 - Bank	12.76%	12.55%	16.22%
Tier 1 capital ratio - Bank	12.76%	12.55%	16.22%
Total capital ratio - Bank	13.60%	13.13%	16.73%
Equity to total assets at end of period	11.53%	11.69%	13.24%

Loans:
Real estate	$1,407,467	$1,431,777	$1,063,251
Non-real estate	318,470	194,234	162,129
Nonaccrual loans	8,223	8,342	3,822
Mark to fair value at acquisition	(4,914)	(7,124)	(9,300)
Total Loans	1,729,246	1,627,229	1,219,902
Net deferred fees on loans (7)	(4,572)	(513)	(495)
Loans, net of deferred fees	$1,724,674	$1,626,716	$1,219,407

Other Data:
Number of full service offices	34	35	25
Number of full-time equivalent employees	320	315	262

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(3)	Tangible book value per share using outstanding common shares excludes intangible assets. This ratio represents a non-GAAP financial measure. See also non-GAAP financial measures below.
(4)	Nonperforming assets consist of nonaccrual loans, loans 90 days past due and still accruing, and real estate owned.
(5)	Nonperforming loans consist of nonaccrual loans and loans 90 days past due and still accruing.
(6)	Capital ratios are for United Business Bank only
(7)	Deferred fees include $4.6 million in fees related to the PPP loans with an estimated weighted average life of 2 years

Non-GAAP Financial Measures:

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains the tangible book value per share, a non-GAAP financial measure. Tangible common shareholders’ equity is calculated by excluding intangible assets from shareholders’ equity. For this financial measure, the Company’s intangible assets are goodwill and core deposit intangibles. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding at the end of the period. The Company believes that this measure is consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios and presents this measure to facilitate comparison of the quality and composition of the Company’s capital over time and in comparison to its competitors. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, this non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total shareholders’ equity determined in accordance with GAAP and may not be comparable to a similarly titled measure reported by other companies.

Reconciliation of the GAAP and non-GAAP financial measure is presented below.

	Non-GAAP Measures
	(Dollars in thousands, except per share data)

	June 30,	March 31,	June 30,
	2020	2020	2019
Non-GAAP data:
Total common shareholders’ equity	$252,408	$253,561	$234,637
less: Goodwill and other intangibles	48,046	48,499	33,439
Tangible common shareholders’ equity	$204,362	$205,062	$201,198

Total assets	$2,189,831	$2,168,814	$1,771,727
less: Goodwill and other intangibles	48,046	48,499	33,439
Total tangible assets	$2,141,785	$2,120,315	$1,738,288

Tangible equity to tangible assets	9.54%	9.67%	11.57%
Average equity to average assets	11.65%	12.39%	13.67%
Tangible book value per share	$17.22	$16.77	$16.69

CONTACT:

BayCom Corp

Keary Colwell, 925-476-1800

kcolwell@ubb-us.com

Source: BayCom Corp